EXHIBIT 99.1

For more information contact:	Analysts - Beth Baum (206) 539-3907
Media - Nancy Thompson (919) 861-0342

Weyerhaeuser reports first quarter results

•	Achieved net earnings of $681 million, or $0.91 per diluted share
•	Highest quarterly Adjusted EBITDA on record at $1.1 billion
•	Increased Adjusted EBITDA by 68 percent compared with fourth quarter 2020

SEATTLE, April 30, 2021 – Weyerhaeuser Company (NYSE: WY) today reported first quarter net earnings of $681 million, or 91 cents per diluted share, on net sales of $2.5 billion. This compares with net earnings of $150 million, or 20 cents per diluted share, on net sales of $1.7 billion for the same period last year and net earnings of $292 million for the fourth quarter of 2020. There were no special items in first quarter 2021. Net earnings before special items was $138 million for the same period last year and $361 million for the fourth quarter of 2020.

Adjusted EBITDA for the first quarter of 2021 was $1.1 billion compared with $413 million for the same period last year and $657 million for the fourth quarter of 2020.

“I am extremely pleased with our first quarter results, as our businesses delivered Weyerhaeuser’s highest quarterly Adjusted EBITDA on record despite severe winter weather and supply chain disruptions,” said Devin W. Stockfish, president and chief executive officer. “We also surpassed our previous record for Wood Products Adjusted EBITDA by more than 50 percent and announced a strategic acquisition to enhance our Alabama timberland holdings. As 2021 progresses, new residential construction activity is exhibiting remarkable momentum and repair and remodel demand remains very favorable. We remain committed to delivering operational excellence across our unmatched portfolio of assets and enhancing shareholder value through disciplined capital allocation.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2020	2021	2020
(millions, except per share data)	Q4	Q1	Q1
Net sales	$2,063	$2,506	$1,728
Net earnings	$292	$681	$150
Net earnings per diluted share	$0.39	$0.91	$0.20
Weighted average shares outstanding, diluted	749	750	747
Net earnings before special items(1)(2)	$361	$681	$138
Net earnings per diluted share before special items(1)	$0.48	$0.91	$0.18
Adjusted EBITDA(1)	$657	$1,101	$413
(1)

Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of Net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.

(2)	Special items for prior periods presented are included in the reconciliation tables following this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2020	2021
(millions)	Q4	Q1	Change
Net sales	$502	$513	$11
Net contribution to pretax earnings	$286	$108	($178)
Pretax benefit for special items	($182)	$—	$182
Net contribution to pretax earnings before special items	$104	$108	$4
Adjusted EBITDA	$167	$172	$5

Q1 2021 Performance – In the West, average export log sales realizations increased from the fourth quarter, and the company shifted volume to the export market to serve higher Japanese demand. Average domestic log sales realizations were slightly lower, as salvage operations resulted in a greater mix of smaller diameter logs. Log and haul costs were higher due to increased salvage activity, and forestry expenses were seasonally lower. In the South, average sales realizations for sawlogs and fiber logs improved from the fourth quarter, while fee harvest volumes were slightly lower due to severe winter weather. Forestry and road expenses decreased seasonally.

Q2 2021 Outlook – Weyerhaeuser expects second quarter earnings and Adjusted EBITDA will be comparable to the first quarter. In the West, the company anticipates significantly higher fee harvest volumes will be offset by seasonally higher forestry and road expenses. In the South, the company expects significantly higher fee harvest volumes and comparable average sales realizations, partially offset by seasonally higher forestry and road expenses. In the North, fee harvest volumes will decrease significantly due to spring break-up.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2020	2021
(millions)	Q4	Q1	Change
Net sales	$30	$106	$76
Net contribution to pretax earnings	$14	$66	$52
Adjusted EBITDA	$23	$96	$73

Q1 2021 Performance – Real estate sales increased compared with the fourth quarter due to a significantly higher number of acres sold. Average price per acre and average land basis decreased due to the mix of properties sold.

Q2 2021 Outlook – Weyerhaeuser anticipates second quarter earnings and Adjusted EBITDA will be moderately lower than first quarter 2021 due to the timing of real estate transactions. The company continues to expect full year 2021 Adjusted EBITDA for the segment will be approximately $255 million.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2020	2021
(millions)	Q4	Q1	Change
Net sales	$1,652	$2,021	$369
Net contribution to pretax earnings	$481	$840	$359
Adjusted EBITDA	$530	$889	$359

Q1 2021 Performance – Benchmark prices for lumber and oriented strand board reached new record levels in the first quarter, and average sales realizations for lumber and oriented strand board increased 42 percent and 22 percent, respectively, compared with fourth quarter averages. Average realizations for engineered wood products also improved as the company captured the benefit of previously announced price increases. These improvements were partially offset by higher raw material costs, primarily for Canadian logs and oriented strand board webstock. Operating rates in lumber and engineered wood products decreased slightly as a result of weather-related downtime in the U.S. South. Lumber sales volumes were modestly lower as customer takeaway and supply chains were temporarily disrupted following the severe winter weather.

Q2 2021 Outlook – Excluding the effect of changes in average sales realizations for lumber and oriented strand board, the company expects second quarter earnings and Adjusted EBITDA will be significantly higher than the first quarter. The company anticipates higher sales volumes for lumber and increased sales realizations for engineered wood products will be partially offset by higher raw material costs, primarily for oriented strand board webstock, and lower operating rates for oriented strand board due to planned maintenance outages. To date, second quarter benchmark pricing for lumber and oriented strand board is significantly higher than the first quarter average.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in North America. Our company is a real estate investment trust. In 2020, we generated $7.5 billion in net sales and employed approximately 9,400 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on April 30, 2021 to discuss first quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on April 30, 2021.

To join the conference call from within North America, dial 877-407-0792 (access code: 13714047) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13714047). Replays will be available for two weeks at 844-512-2921 (access code: 13714047) from within North America, and at 412-317-6671 (access code: 13714047) from outside North America.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, with respect to our outlook and expectations concerning the following: earnings and Adjusted EBITDA for each of our businesses; operational excellence initiatives; log sales realizations; forestry and road expenses; fee harvest volumes; raw materials costs for our wood products business; operating rates for the manufacture of our oriented strand board products; and sales volumes for our lumber and sales realizations for our engineered wood products lines. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often involve use of words such as “anticipate,” “expect,” “planned,” “will,” and similar words and expressions. They may use the positive, negative or another variation of those and similar words. These forward-looking statements are based on our current expectations and assumptions and are not guarantees of future events or performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

●

the effect of general economic conditions, including employment rates, interest rate levels, housing starts, general availability of financing for home mortgages and the relative strength of the U.S. dollar;

●	the effect of COVID-19 and other viral or disease outbreaks and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
●

market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

●	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan, and the Canadian dollar, and the relative value of the euro to the yen;

●	restrictions on international trade and tariffs imposed on imports or exports;
●	the availability and cost of shipping and transportation;
●	economic activity in Asia, especially Japan and China;
●	performance of our manufacturing operations, including maintenance and capital requirements;
●	potential disruptions in our manufacturing operations;
●	the level of competition from domestic and foreign producers;
●	the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;
●

the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;

●	raw material availability and prices;
●	the effect of weather;
●	changes in global or regional climate conditions and governmental response to such changes;
●	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
●	energy prices;
●	transportation and labor availability and costs;
●	federal tax policies;
●	the effect of forestry, land use, environmental and other governmental regulations;
●	legal proceedings;
●	performance of pension fund investments and related derivatives;
●	the effect of timing of employee retirements and changes in the market price of our common stock on charges for share-based compensation;
●	the accuracy of our estimates of costs and expenses related to contingent liabilities and the accuracy of our estimates of charges related to casualty losses;
●	changes in accounting principles; and
●

other risks and uncertainties identified in our 2020 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2020:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$292
Interest expense, net of capitalized interest(1)					144
Income taxes					19
Net contribution (charge) to earnings	$286	$14	$481	$(326)	$455
Non-operating pension and other post-employment benefit costs(2)	—	—	—	262	262
Interest income and other	—	—	—	—	—
Operating income (loss)	286	14	481	(64)	717
Depreciation, depletion and amortization	63	4	49	1	117
Basis of real estate sold	—	5	—	—	5
Special items included in operating income (loss)(3)	(182)	—	—	—	(182)
Adjusted EBITDA	$167	$23	$530	$(63)	$657
(1)

Interest expense, net of capitalized interest includes a pretax special item consisting of a $58 million charge related to the early extinguishment of $500 million of 4.625 percent notes due September 2023.

(2)

Non-operating pension and other post-employment benefit costs includes a pretax special item consisting of a $253 million noncash settlement charge related to the transfer of pension assets and liabilities through the purchase of a group annuity contract.

(3)	Operating income (loss) includes a pretax special item consisting of a $182 million gain on sale of certain southern Oregon timberlands.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2021:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$681
Interest expense, net of capitalized interest					79
Income taxes					189
Net contribution (charge) to earnings	$108	$66	$840	$(65)	$949
Non-operating pension and other post-employment benefit costs	—	—	—	8	8
Interest income and other	—	—	—	(1)	(1)
Operating income (loss)	108	66	840	(58)	956
Depreciation, depletion and amortization	64	3	49	2	118
Basis of real estate sold	—	27	—	—	27
Adjusted EBITDA	$172	$96	$889	$(56)	$1,101

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2020:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$150
Interest expense, net of capitalized interest					85
Income taxes					(3)
Net contribution (charge) to earnings	$105	$36	$134	$(43)	$232
Non-operating pension and other post-employment benefit costs	—	—	—	9	9
Interest income and other	—	—	—	(1)	(1)
Operating income (loss)	105	36	134	(35)	240
Depreciation, depletion and amortization	68	3	50	2	123
Basis of real estate sold	—	62	—	—	62
Special items included in operating income (loss)(1)	—	—	—	(12)	(12)
Adjusted EBITDA	$173	$101	$184	$(45)	$413
(1)	Operating income (loss) includes a pretax special item consisting of a $12 million noncash legal benefit.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2020	2021	2020
(millions)	Q4	Q1	Q1
Net earnings	$292	$681	$150
Early extinguishment of debt charge	58	—	—
Gain on sale of timberlands	(182)	—	—
Legal benefit	—	—	(12)
Pension settlement charge	193	—	—
Net earnings before special items	$361	$681	$138

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2020	2021	2020
	Q4	Q1	Q1
Net earnings per diluted share	$0.39	$0.91	$0.20
Early extinguishment of debt charge	0.07	—	—
Gain on sale of timberlands	(0.24)	—	—
Legal benefit	—	—	(0.02)
Pension settlement charge	0.26	—	—
Net earnings per diluted share before special items	$0.48	$0.91	$0.18